CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 19, 2002, relating to the financial statements and financial highlights appearing in the October 31, 2002 Annual Report to Shareholders of T. Rowe Price Summit Municipal Money Market Fund, T. Rowe Price Summit Municipal Intermediate Fund and T. Rowe Price Summit Municipal Income Fund, comprising T. Rowe Price Summit Municipal Funds, Inc., which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

February 24, 2003